February 25, 2026
Hayward Holdings Reports Fourth Quarter Fiscal Year 2025 Financial Results and Introduces 2026 Guidance
FOURTH QUARTER FISCAL 2025 SUMMARY
•Net Sales increased 7% year-over-year to $349.4 million
•Net Income increased 25% year-over-year to $68.4 million
•Adjusted EBITDA* increased 4% year-over-year to $102.9 million
•Diluted EPS increased 24% year-over-year to $0.31
•Adjusted diluted EPS* increased 7% year-over-year to $0.29

FULL FISCAL YEAR 2025 HIGHLIGHTS
•Net Sales increased 7% year-over-year to $1,122.2 million
•Net Income increased 28% year-over-year to $151.6 million
•Adjusted EBITDA* increased 8% year-over-year to $299.3 million
•Diluted EPS and adjusted diluted EPS* of $0.68 and $0.77, increased 26% and 15%, respectively
•Net cash provided by operating activities increased 21% year-over-year to $256.0 million

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a leading global designer and manufacturer of a broad portfolio of pool equipment, outdoor living products and industrial flow control products, today announced financial results for the fourth quarter and full fiscal year ended December 31, 2025.
CEO COMMENTS
“Hayward delivered a strong fourth quarter, outperforming expectations and building on our momentum,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “Our team executed at a high level across the organization, driving an exceptional finish to 2025, with solid in-quarter demand and strong participation in our Early Buy programs for the upcoming 2026 pool season. Full year net sales increased 7% year‑over‑year, reflecting solid performance across both our North America and Europe & Rest of World segments, as well as the strength of our aftermarket model. We expanded margins through operational efficiencies and successful mitigation of new tariffs and other inflationary pressures, while continuing to invest strategically in product innovation and customer support. Impressive cash flow generation further strengthened our balance sheet and enabled a meaningful reduction in net leverage. With industry‑leading products, a customer‑centric approach, and ongoing investments in technology and operational efficiency, Hayward is well positioned to capitalize on the long‑term growth drivers of the pool industry and continue delivering value for our stockholders.”
BASIS OF PRESENTATION
During the fourth quarter of Fiscal Year 2025, the Company changed its presentation of warranty costs from selling, general and administrative to cost of sales within the consolidated statements of operations. Tables outlining this presentation change are included near the end of this release. This change in presentation has been applied retrospectively to all periods presented and affects cost of sales, gross profit and selling, general and administrative expense.
This change in presentation has no impact to net sales, operating income, income from operations before income taxes, income tax expense, net income, net income per common share, retained earnings, other components of equity, net assets, or cash flows.
FOURTH QUARTER FISCAL 2025 CONSOLIDATED RESULTS
Net sales increased by 7% to $349.4 million for the fourth quarter of fiscal 2025. The increase in net sales during the quarter was driven by positive net price to offset inflation and tariffs and the favorable impact from foreign currency translation, partially offset by a modest decrease in volume.

Gross profit increased by 10% to $169.3 million for the fourth quarter of fiscal 2025. Gross profit margin increased 160 basis points to 48.5%. Gross profit margin increased primarily due to higher net prices, lower warranty expenses and operational efficiencies. These gains were partially offset by higher net tariff charges and inflation.
Selling, general, and administrative ("SG&A") expense increased by 14% to $67.0 million for the fourth quarter of fiscal 2025. The increase in SG&A expenses was mainly attributable to increased variable compensation, strategic investments in our selling and customer service teams and the settlement in principle related to the securities class action litigation.
Research, development, and engineering expenses were $8.0 million for the fourth quarter of fiscal 2025, or 2.3% of net sales, as compared to $6.9 million for the prior-year period, or 2.1% of net sales. The increase was primarily driven by investments in product innovation.
Operating income increased by 14% to $87.3 million for the fourth quarter of fiscal 2025, due to the aggregated effects of the items described above. Operating income as a percentage of net sales (“operating margin”) was 25.0% for the fourth quarter of fiscal 2025, a 160 basis point increase compared to 23.4% in the prior-year period.
Interest expense, net, decreased by 14% to $11.7 million for the fourth quarter of fiscal 2025 driven by lower interest rates and increased interest income on cash deposits.
Net income increased by 25% to $68.4 million for the fourth quarter of fiscal 2025. Net income margin expanded 290 basis points to 19.6%. Adjusted net income* increased by 8.6% to $64.3 million for the fourth quarter of fiscal 2025. Adjusted net income margin* increased 30 basis points to 18.4%.
Adjusted EBITDA* increased by 4% to $102.9 million for the fourth quarter of fiscal 2025 compared to $98.7 million in the prior-year period. Adjusted EBITDA margin* decreased 80 basis points to 29.4%.
Diluted EPS increased by 24% to $0.31 for the fourth quarter of fiscal 2025. Adjusted diluted EPS* increased by 7.4% to $0.29 for the fourth quarter of fiscal 2025.
FOURTH QUARTER FISCAL 2025 SEGMENT RESULTS
North America
Net sales increased by 8% to $308.7 million for the fourth quarter of fiscal 2025. The increase was driven by positive net price to offset inflation and tariffs, partially offset by a modest decline in volume.
Segment income increased by 8% to $102.5 million for the fourth quarter of fiscal 2025. Adjusted segment income* increased by 4% to $109.2 million.
Europe & Rest of World
Net sales decreased by 1% to $40.7 million for the fourth quarter of fiscal 2025. The decrease was primarily due to a decrease in volume and net price, partially offset by the favorable impact of foreign currency translation.
Segment income increased by 28% to $6.2 million for the fourth quarter of fiscal 2025. Adjusted segment income* increased by 26% to $6.6 million.
FULL FISCAL YEAR 2025 CONSOLIDATED RESULTS
Net sales increased by 7% to $1,122.2 million for Fiscal Year 2025. The increase in net sales was primarily driven by positive net price and the favorable impact from acquisitions. The increase in net price was due to price increases enacted to offset inflationary and tariff pressures.
Gross profit increased by 11% to $538.7 million for Fiscal Year 2025. Gross profit margin increased to 48.0% for Fiscal Year 2025, an increase of 170 basis points compared to Fiscal Year 2024. This growth was driven by positive pricing, lower warranty costs and improved manufacturing efficiency, though partially offset by higher net tariffs and inflation.
SG&A expense increased by 14% to $246.9 million for Fiscal Year 2025. The increase was mainly caused by higher variable compensation, higher wage inflation, investments in our selling and customer service teams, plus a full year of expense from the ChlorKing HoldCo, LLC and related entities business ("ChlorKing") acquired in June 2024.
Research, development, and engineering expenses were $27.2 million for Fiscal Year 2025, or 2.4% of net sales, as compared to $25.8 million for Fiscal Year 2024, or 2.5% of net sales.
Operating income increased by 12% to $233.3 million for Fiscal Year 2025. The increase in operating income was driven by the accumulated effect of the items described above. Operating margin was 20.8% in Fiscal Year 2025, a 90 basis point increase from the 19.9% operating margin in Fiscal Year 2024.

Net income increased by 28% to $151.6 million for Fiscal Year 2025. Adjusted net income* increased by 15% to $170.5 million compared to Fiscal Year 2024. Net income margin expanded 220 basis points to 13.5% and adjusted net income margin* increased 110 basis points to 15.2%.
Adjusted EBITDA* increased by 8% to $299.3 million for Fiscal Year 2025 driven primarily by an increase in net sales and gross profit, partially offset by an increase in SG&A expenses. Adjusted EBITDA margin* increased by 30 basis points to 26.7% for Fiscal Year 2025 compared to Fiscal Year 2024.
Diluted EPS increased by 26% to $0.68 for the Fiscal Year 2025. Adjusted diluted EPS* increased by 15% to $0.77 for Fiscal Year 2025.
BALANCE SHEET AND CASH FLOW
As of December 31, 2025, Hayward had cash and cash equivalents of $329.6 million, short-term investments of $69.5 million and approximately $125.5 million available for future borrowings under its revolving credit facilities. Net cash provided by operating activities for Fiscal Year 2025 of $256.0 million was an increase of $44.0 million from Fiscal Year 2024. The increase in cash provided by operating activities was primarily driven by an increase in net income and an increase in cash generated by changes in working capital compared to the prior-year period.
OUTLOOK
Hayward is introducing 2026 guidance reflecting continued sales and earnings growth driven by solid execution across the organization, positive price realization and continued technology adoption. For Fiscal Year 2026, Hayward expects net sales to increase approximately 4% from Fiscal Year 2025, and adjusted diluted earnings per share* of $0.82 to $0.86, or an increase of approximately 6% to 12%.
Hayward is excited about the long-term dynamics of the pool industry. The installed base of pools increases every year, providing continued growth opportunities, and the Company benefits from favorable secular demand trends in outdoor living, sunbelt migration, and technology adoption. Hayward continues to leverage its competitive advantages and drive increasing adoption of its leading SmartPad™ pool equipment products both in new construction and the aftermarket, which represents approximately 85% of net sales. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by its technology leadership, operational excellence, strong brand and installed base, and multi-channel capabilities.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, February 25, 2026 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the Company’s website prior to the conference call.
The conference call can also be accessed by dialing (877) 423-9813 or (201) 689-8573.
For those unable to listen to the live conference call, a replay will be available approximately three hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 13758285. The replay will be available until 11:59 p.m. Eastern Time on March 11, 2026.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of a broad portfolio of pool equipment, outdoor living products and industrial flow control products. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, heaters, sanitizers, filters, LED lighting, water features, and cleaners all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™, and a line of thermoplastic valves and process control products.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Unless otherwise indicated, the terms “Company,” “we,” “our” and “us” refer to Hayward Holdings, Inc. and its consolidated subsidiaries. This earnings release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) and rules and regulations of the Securities and Exchange Commission (“SEC”). Forward-looking statements include, without limitation, statements regarding our plans, strategies, objectives, expectations, intentions, outlook, expenditures, guidance, targets, and assumptions, as well as other statements that are not historical facts.

Forward-looking statements are based on management’s current beliefs, assumptions, expectations, and information available at the time the statements are made. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements are made in reliance upon the safe harbor provisions of the Act. However, forward-looking statements are subject to risks, uncertainties, and other factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update, revise, or correct any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable federal securities laws. Forward-looking statements should be read in conjunction with the risk factors and other cautionary statements, including those described under the heading "Risk Factors" in our most recent Annual Report on Form 10-K and other filings with the SEC.
Important factors that could cause actual results to differ materially include, but are not limited to, the following:
•our business depends on the performance of distributors, builders, buying groups, retailers and servicers;
•the demand for our products may be adversely affected by unfavorable economic and business conditions;
•we operate in markets with high levels of competition;
•our future success depends on developing, manufacturing and attaining market adoption of new products and maintaining product quality and reliability;;
•our ability to keep pace with rapidly evolving technological developments and standards, including artificial intelligence (“AI”), and effectively develop and deploy such technologies;
•our results of operations and cash flows may fluctuate from quarter to quarter;
•a loss of, or material cancellation, reduction or delay in purchases by one or more of our largest customers;
•our exposure to credit risk on our accounts receivable;
•risks arising from our international business operations;
•past growth may not be indicative of future growth;
•our inability to identify, finance and complete suitable acquisitions;
•negative impacts of litigation and other claims;
•future impairment of our goodwill and intangible assets;
•exchange rate fluctuations, cost increases and other inflation, changes in our effective tax rate or exposure to additional income tax liabilities;
•our ability to attract, develop and retain highly qualified personnel, including key members of management;
•disruptions in the financial markets;
•significant disruption or breach of our technology infrastructure or that of our vendors or third parties, or failure to maintain the security of confidential information;
•difficulties in operating or implementing the new ERP system or human resources information system;
•misuse of our technology-enabled products;
•failure to maintain an effective system of internal controls;
•dependence on key suppliers, including single-source suppliers and sole-source suppliers;
•ability to manage product inventory in an effective and efficient manner;
•product manufacturing disruptions, including as a result of catastrophic or other events beyond our control;
•tariffs and other trade restrictions and the cost of raw materials;
•compliance with, and potential liabilities under, employment, environmental, health, transportation, safety and other governmental laws and regulations;
•risks related to our handling of personal information;
•our employees, commercial partners and vendors may engage in misconduct or other improper activities;
•violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and other anti-corruption laws;
•our failure to comply with international trade compliance regulations, and changes in U.S. government sanctions;
•changes in laws, regulations, government policies or regulatory interpretations;
•climate change and legal or regulatory responses thereto, and increasing scrutiny from stakeholders on environmental, social and other sustainability matters;
•our ability to obtain, maintain and enforce our intellectual property and proprietary rights;
•protection of our trademarks or trade names;
•our reliance on access to intellectual property owned by third parties;
•claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets or other proprietary information or claims asserting ownership of intellectual property that we regard as our own;
•our ability to enforce our intellectual property rights in all jurisdictions;
•other risks related to our indebtedness, corporate structure and ownership of our common stock; and
•other factors described in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2025.

Many of these factors are beyond our control. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual results, performance, or achievements may differ materially from those expressed or implied by forward-looking statements in this earnings release. The forward-looking statements included in this earnings release speak only as of the date of this release.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including adjusted net income, adjusted net income margin, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. These measures should not be considered in isolation or as an alternative to net income, segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.

Reconciliation of full fiscal year 2026 adjusted diluted earnings per share outlook to diluted earnings per share is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. The outlook for adjusted diluted earnings per share for full year 2026 is calculated in a manner consistent with the historical presentation of these measures, as shown in the appendix.

Hayward Holdings, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$329,648	$196,589
Short-term investments	69,462	—
Accounts receivable, net of allowances of $1,931 and $2,701, respectively	280,161	278,582
Inventories, net	210,739	216,472
Prepaid expenses	19,500	20,203
Income tax receivable	656	6,426
Other current assets	41,080	48,697
Total current assets	951,246	766,969
Property, plant, and equipment, net of accumulated depreciation of $125,807 and $112,099, respectively	164,560	160,377
Goodwill	951,197	943,645
Trademark	736,000	736,000
Customer relationships, net	178,126	198,333
Other intangibles, net	88,899	96,095
Other non-current assets	80,956	89,205
Total assets	$3,150,984	$2,990,624
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$13,261	$13,991
Accounts payable	77,007	81,476
Accrued expenses and other liabilities	224,222	217,242
Income taxes payable	8,754	273
Total current liabilities	323,244	312,982
Long-term debt, net	943,547	950,562
Deferred tax liabilities, net	227,449	239,111
Other non-current liabilities	63,736	64,322
Total liabilities	1,557,976	1,566,977

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of December 31, 2025 and December 31, 2024	—	—
Common stock $0.001 par value, 750,000,000 authorized; 246,272,783 issued and 217,356,414 outstanding at December 31, 2025; 244,444,889 issued and 215,778,520 outstanding at December 31, 2024	247	245
Additional paid-in capital	1,109,522	1,093,468
Common stock in treasury; 28,916,369 and 28,666,369 at December 31, 2025 and December 31, 2024, respectively	(363,182)	(358,133)
Retained earnings	851,134	699,564
Accumulated other comprehensive loss	(4,713)	(11,497)
Total stockholders’ equity	1,593,008	1,423,647
Total liabilities and stockholders’ equity	$3,150,984	$2,990,624

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net sales	$349,375	$327,075	$1,122,155	$1,051,606
Cost of sales	180,093	173,781	583,465	564,630
Gross profit	169,282	153,294	538,690	486,976
Selling, general and administrative expense	67,021	58,548	246,892	217,147
Research, development and engineering expense	7,965	6,908	27,201	25,778
Acquisition and restructuring related expense	119	3,976	3,886	6,464
Amortization of intangible assets	6,874	7,375	27,461	28,800
Operating income	87,303	76,487	233,250	208,787
Interest expense, net	11,665	13,563	50,282	62,163
Loss on debt extinguishment	—	—	—	4,926
Other expense (income), net	327	(495)	(1,669)	(2,484)
Total other expense	11,992	13,068	48,613	64,605
Income from operations before income taxes	75,311	63,419	184,637	144,182
Provision for income taxes	6,901	8,686	33,067	25,527
Net income	$68,410	$54,733	$151,570	$118,655

Earnings per share
Basic	$0.32	$0.25	$0.70	$0.55
Diluted	$0.31	$0.25	$0.68	$0.54

Weighted average common shares outstanding
Basic	217,159,379	215,584,373	216,593,972	215,028,683
Diluted	222,531,701	221,872,482	222,225,777	221,370,188

Hayward Holdings, Inc. Consolidated Statements of Cash Flows (In thousands)	Year Ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities
Net income	$151,570	$118,655
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	22,835	20,078
Amortization of intangible assets	34,451	35,783
Amortization of deferred debt issuance fees	3,763	4,203
Stock-based compensation	13,389	10,595
Deferred income taxes (benefit)	(7,751)	(10,514)
Allowance for credit losses	(770)	(169)
Loss on debt extinguishment	—	4,926
(Gain) loss on sale/disposal of property, plant and equipment	485	(428)
Changes in operating assets and liabilities
Accounts receivable	5,056	(7,260)
Inventories	11,780	4,330
Other current and non-current assets	6,377	(41,167)
Accounts payable	(5,940)	11,794
Accrued expenses and other liabilities	20,789	61,242
Net cash provided by operating activities	256,034	212,068

Cash flows from investing activities
Purchases of property, plant, and equipment	(28,715)	(22,371)
Software development costs	(1,957)	(1,918)
Cash paid for acquisition of businesses, net of cash acquired	—	(55,153)
Cash paid for asset acquisitions	(3,643)	—
Proceeds from sale of property, plant, and equipment	—	311
Purchases of short-term investments	(69,462)	—
Proceeds from short-term investments	—	25,000
Net cash used in investing activities	(103,777)	(54,131)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	2,886
Payments of long-term debt	(12,810)	(138,638)
Proceeds from issuance of short-term notes payable	—	6,340
Payments of short-term notes payable	(2,169)	(6,463)
Debt issuance costs	(1,579)	—
Purchase of common stock	(5,049)	(378)
Other, net	761	(537)
Net cash used in financing activities	(20,846)	(136,790)

Effect of exchange rate changes on cash and cash equivalents	1,648	(2,655)
Change in cash and cash equivalents	133,059	18,492
Cash and cash equivalents, beginning of period	196,589	178,097
Cash and cash equivalents, end of period	$329,648	$196,589

Supplemental disclosures of cash flow information:
Cash paid-interest	$59,775	$68,476
Cash paid-income taxes	26,413	35,938

Non-cash investing and financing activities:
Accrued and unpaid purchases of property, plant, and equipment	634	4,567
Equipment financed under finance leases	3,171	1,046

Warranty Cost Presentation Change

The following tables show the impact of the warranty presentation change out of selling, general and administrative expense and into cost of sales in our unaudited consolidated statements of operations for fiscal quarters in fiscal years 2025 and 2024, respectively.

(Dollars in thousands)	2025 Consolidated - As Reported
	Three months ended
	March 29, 2025	June 28, 2025	September 27, 2025
Cost of sales	$115,466	$141,764	$119,200
Gross profit	113,375	157,839	125,136
Selling, general and administrative expense	65,117	71,893	69,803

(Dollars in thousands)	2025 Consolidated - After Change in Presentation (1)
	Three months ended
	March 29, 2025	June 28, 2025	September 27, 2025
Cost of sales	$123,588	$152,149	$127,635
Gross profit	105,253	147,454	116,701
Selling, general and administrative expense	56,995	61,508	61,368
(1) For the three months ended December 31, 2025, $12.7 million of warranty costs were presented within cost of sales on the unaudited condensed consolidated statement of operations.

(Dollars in thousands)	2024 Consolidated - As Reported
	Three months ended
	March 30, 2024	June 29, 2024	September 28, 2024	December 31, 2024
Cost of sales	$107,990	$139,306	$114,474	$159,079
Gross profit	104,579	145,087	113,095	167,996
Selling, general and administrative expense	60,014	63,155	64,509	73,250

(Dollars in thousands)	2024 Consolidated - After Change in Presentation
	Three months ended
	March 30, 2024	June 29, 2024	September 28, 2024	December 31, 2024
Cost of sales	$116,210	$150,971	$123,668	$173,781
Gross profit	96,359	133,422	103,901	153,294
Selling, general and administrative expense	51,794	51,490	55,315	58,548

The following tables show the adjustment of the warranty presentation change to our North America segment significant segment expenses impacted by the change including cost of sales and segment selling, general and administrative expense for fiscal quarters in fiscal years 2025 and 2024, respectively.

(Dollars in thousands)	2025 North America - As Reported
	Three months ended
	March 29, 2025	June 28, 2025	September 27, 2025
Cost of sales	$88,333	$114,615	$98,223
Segment selling, general and administrative expense	49,625	51,390	47,831

(Dollars in thousands)	2025 North America - After Change in Presentation (1)
	Three months ended
	March 29, 2025	June 28, 2025	September 27, 2025
Cost of sales	$95,826	$124,335	$106,141
Segment selling, general and administrative expense	42,132	41,670	39,913
(1) For the three months ended December 31, 2025, $12.1 million of warranty costs were presented within cost of sales within the NAM segment.

(Dollars in thousands)	2024 North America - As Reported
	Three months ended
	March 30, 2024	June 29, 2024	September 28, 2024	December 31, 2024
Cost of sales	$83,552	$113,683	$93,092	$130,896
Segment selling, general and administrative expense	44,161	46,325	44,200	53,335

(Dollars in thousands)	2024 North America - After Change in Presentation
	Three months ended
	March 30, 2024	June 29, 2024	September 28, 2024	December 31, 2024
Cost of sales	$91,069	$124,488	$101,695	$144,972
Segment selling, general and administrative expense	36,644	35,520	35,597	39,259

The following tables show the adjustment of the warranty presentation change to our Europe & Rest of World segment significant segment expenses impacted by the change including cost of sales and segment selling, general and administrative expense for fiscal quarters in fiscal years 2025 and 2024, respectively.

(Dollars in thousands)	2025 Europe & Rest of World - As Reported
	Three months ended
	March 29, 2025	June 28, 2025	September 27, 2025
Cost of sales	$27,133	$27,149	$20,977
Segment selling, general and administrative expense	7,772	9,358	8,549

(Dollars in thousands)	2025 Europe & Rest of World - After Change in Presentation (1)
	Three months ended
	March 29, 2025	June 28, 2025	September 27, 2025
Cost of sales	$27,762	$27,814	$21,494
Segment selling, general and administrative expense	7,143	8,693	8,032
(1) For the three months ended December 31, 2025, $0.6 million of warranty costs were presented within cost of sales within the E&RW segment.

(Dollars in thousands)	2024 Europe & Rest of World - As Reported
	Three months ended
	March 30, 2024	June 29, 2024	September 28, 2024	December 31, 2024
Cost of sales	$24,438	$25,623	$21,382	$28,183
Segment selling, general and administrative expense	8,338	9,019	8,402	7,832

(Dollars in thousands)	2024 Europe & Rest of World - After Change in Presentation
	Three months ended
	March 30, 2024	June 29, 2024	September 28, 2024	December 31, 2024
Cost of sales	$25,141	$26,483	$21,973	$28,809
Segment selling, general and administrative expense	7,635	8,159	7,811	7,206

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income	$68,410	$54,733	$151,570	$118,655
Depreciation	5,809	6,149	22,835	20,078
Amortization	8,643	9,484	34,451	35,783
Interest expense, net	11,665	13,563	50,282	62,163
Income taxes	6,901	8,686	33,067	25,527
Loss on debt extinguishment	—	—	—	4,926
EBITDA	101,428	92,615	292,205	267,132
Stock-based compensation (a)	—	52	57	608
Currency exchange items (b)	(159)	(366)	79	(836)
Acquisition and restructuring related expense, net (c)	119	3,976	3,886	6,464
Other (d)	1,487	2,422	3,052	4,079
Total Adjustments	1,447	6,084	7,074	10,315
Adjusted EBITDA	$102,875	$98,699	$299,279	$277,447

Net income margin	19.6%	16.7%	13.5%	11.3%
Adjusted EBITDA margin	29.4%	30.2%	26.7%	26.4%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”).

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the fiscal quarter ended December 31, 2025 are primarily driven by $0.1 million of costs related to transaction costs for an asset acquisition closed during the fourth quarter.
Adjustments in the fiscal quarter ended December 31, 2024 are primarily driven by $2.9 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition. Pursuant to the ChlorKing acquisition agreement, this $3.2 million was part of a total $6.3 million employee retention payment that was deposited into an escrow account on the date of acquisition. The full amount held in escrow was released to the specified key employees if such employees were employed by Hayward on the one-year anniversary of the acquisition. These payments were contingent on continued employment and were not dependent on the achievement of any metric or performance measure. The retention costs were recognized over the 12-month period from the date of acquisition. Additionally, there were $0.9 million of termination benefits related to a reduction-in-force within E&RW and $0.1 million of transaction and integration costs associated with the acquisition of the ChlorKing business.

Adjustments in the year ended December 31, 2025 are primarily driven by $3.1 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition pursuant to the conditions in the acquisition agreement discussed above. Other adjustments for the year ended December 31, 2025 include $0.4 million of costs related to restructuring actions in E&RW, $0.3 million of separation costs for the consolidation of operations in North America and $0.2 million of other acquisition and integration costs, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey.
Adjustments in the year ended December 31, 2024 are primarily driven by $3.2 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition pursuant to the conditions in the acquisition agreement discussed above. Other adjustments for the year ended December 31, 2024 include $1.1 million of transaction and integration costs associated with the acquisition for the ChlorKing business, $0.9 million of termination benefits related to a reduction-in-force within E&RW, $0.8 million of separation and other costs associated with the centralization and consolidation of operations in Europe and $0.4 million of costs to finalize restructuring actions initiated in prior years.

(d)
Adjustments in the fiscal quarter ended December 31, 2025 are driven by $1.5 million for the settlement in principle of the securities class action litigation. Additional expenses will be paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers.
Adjustments in the fiscal quarter ended December 31, 2024 are primarily driven by a $1.6 million increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.7 million of costs sustained from flood damage associated with a hurricane at a contract manufacturing facility.

Adjustments in the year ended December 31, 2025 primarily include $4.3 million for the settlement in principle of the securities class action litigation. Expenses beyond the $4.3 million related to this case are subject to insurance recoveries pursuant to the Company’s retention amount with its insurance carriers. Other adjustments include $1.3 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.
Adjustments in the year ended December 31, 2024 are primarily driven by a $3.3 million increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business, $0.7 million of costs sustained from flood damage associated with a hurricane at a contract manufacturing facility and $0.5 million of costs incurred related to litigation, partially offset by $0.5 million of gains on the sale of assets.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands, except per share data)	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income	$68,410	$54,733	$151,570	$118,655
Tax adjustments (a)	(11,697)	(7,167)	(12,369)	(9,389)
Other adjustments and amortization:
Stock-based compensation (b)	—	52	57	608
Currency exchange items (c)	(159)	(366)	79	(836)
Acquisition and restructuring related expense, net (d)	119	3,976	3,886	6,464
Other (e)	1,487	2,422	3,052	4,079
Total other adjustments	1,447	6,084	7,074	10,315
Loss on debt extinguishment	—	—	—	4,926
Amortization	8,643	9,484	34,451	35,783
Tax effect (f)	(2,492)	(3,892)	(10,219)	(12,356)
Adjusted net income	$64,311	$59,242	$170,507	$147,934

Weighted average number of common shares outstanding, basic	217,159,379	215,584,373	216,593,972	215,028,683
Weighted average number of common shares outstanding, diluted	222,531,701	221,872,482	222,225,777	221,370,188

Basic EPS	$0.32	$0.25	$0.70	$0.55
Diluted EPS	$0.31	$0.25	$0.68	$0.54

Adjusted basic EPS	$0.30	$0.27	$0.79	$0.69
Adjusted diluted EPS	$0.29	$0.27	$0.77	$0.67

(a)
Tax adjustments for the three and twelve months ended December 31, 2025 reflect a normalized tax rate of 24.7% and 24.6%, respectively, compared to the Company’s effective tax rate of 9.2% and 17.9%, respectively. The Company’s effective tax rate for the three and twelve months ended December 31, 2025 is primarily driven by a decrease in the applicable state tax rate on certain deferred income. Tax adjustments for the three and twelve months ended December 31, 2024 reflect a normalized tax rate of 25% and 24.2%, respectively, compared to the Company's effective tax rate of 13.7% and 17.7%, respectively. The Company’s effective tax rate for the three and twelve months ended December 31, 2024 primarily includes the tax benefits resulting from prior period return-to-provision adjustments, revaluation of deferred tax liabilities as a result of state tax changes, and the exercise of stock options along with other miscellaneous items.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)	Adjustments in the fiscal quarter ended December 31, 2025 are primarily driven by $0.1 million of costs related to transaction costs for an asset acquisition closed during the fourth quarter.
Adjustments in the fiscal quarter ended December 31, 2024 are primarily driven by $2.9 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition. Pursuant to the ChlorKing acquisition agreement, this $3.2 million was part of a total $6.3 million employee retention payment that was deposited into an escrow account on the date of acquisition. The full amount held in escrow was released to the specified key employees if such employees were employed by Hayward on the one-year anniversary of the acquisition. These payments were contingent on continued employment and were not dependent on the achievement of any metric or performance measure. The retention costs were recognized over the 12-month period from the date of acquisition. Additionally, there were $0.9 million of termination benefits related to a reduction-in-force within E&RW and $0.1 million of transaction and integration costs associated with the acquisition of the ChlorKing business.
Adjustments in the year ended December 31, 2025 are primarily driven by $3.1 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition pursuant to the conditions in the acquisition agreement discussed above. Other adjustments for the year ended December 31, 2025 include $0.4 million of costs related to restructuring actions in E&RW, $0.3 million of separation costs for the consolidation of operations in North America and $0.2 million of other acquisition and integration costs, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey.
Adjustments in the year ended December 31, 2024 are primarily driven by $3.2 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition pursuant to the conditions in the acquisition agreement discussed above. Other adjustments for the year ended December 31, 2024 include $1.1 million of transaction and integration costs associated with the acquisition for the ChlorKing business, $0.9 million of termination benefits related to a reduction-in-force within E&RW, $0.8 million of separation and other costs associated with the centralization and consolidation of operations in Europe and $0.4 million of costs to finalize restructuring actions initiated in prior years.
(e)	Adjustments in the fiscal quarter ended December 31, 2025 are driven by $1.5 million for the settlement in principle of the securities class action litigation. Additional expenses will be paid by the Company's insurance carriers pursuant to the Company's retention amount with its insurance carriers.
Adjustments in the fiscal quarter ended December 31, 2024 are primarily driven by a $1.6 million increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.7 million of costs sustained from flood damage associated with a hurricane at a contract manufacturing facility.
Adjustments in the year ended December 31, 2025 primarily include $4.3 million for the settlement in principle of the securities class action litigation. Expenses beyond the $4.3 million related to this case are subject to insurance recoveries pursuant to the Company’s retention amount with its insurance carriers. Other adjustments include $1.3 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.
Adjustments in the year ended December 31, 2024 are primarily driven by a $3.3 million increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business, $0.7 million of costs sustained from flood damage associated with a hurricane at a contract manufacturing facility and $0.5 million of costs incurred related to litigation, partially offset by $0.5 million of gains on the sale of assets.
(f)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.

Segment Reconciliations
Following is a reconciliation from segment income and segment income margin to adjusted segment income and adjusted segment income margin for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended		Three Months Ended
	December 31, 2025		December 31, 2024
	NAM	E&RW	NAM	E&RW
Segment income	$102,543	$6,166	$95,089	$4,832
Depreciation	4,917	467	5,370	424
Amortization	1,769	—	2,111	—
Other (a)	6	—	2,356	—
Total adjustments	6,692	467	9,837	424
Adjusted segment income	$109,235	$6,633	$104,926	$5,256

Segment income margin %	33.2%	15.1%	33.2%	11.8%
Adjusted segment income margin %	35.4%	16.3%	36.7%	12.8%

(a)
Adjustments in the fiscal quarter ended December 31, 2025 for NAM represent losses on the sale of assets.

Adjustments in the fiscal quarter ended December 31, 2024 for NAM are primarily driven by a $1.6 million increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.7 million of costs sustained from flood damage associated with a hurricane at a contract manufacturing facility.

(Dollars in thousands)	Year Ended		Year Ended
	December 31, 2025		December 31, 2024
	NAM	E&RW	NAM	E&RW
Segment income	$284,758	$26,540	$261,735	$21,632
Depreciation	19,540	1,761	17,989	1,215
Amortization	6,990	—	6,985	—
Stock-based compensation (a)	—	—	176	10
Other (b)	(605)	—	4,079	—
Total adjustments	25,925	1,761	29,229	1,225
Adjusted segment income	$310,683	$28,301	$290,964	$22,857

Segment income margin %	29.7%	16.3%	29.2%	13.9%
Adjusted segment income margin %	32.4%	17.4%	32.5%	14.6%

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.
(b)
Adjustments in the year ended December 31, 2025 for NAM primarily includes $0.6 million of insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

Adjustments in the year ended December 31, 2024 for NAM include a $3.3 million increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.7 million of costs related to a flood sustained at a contract manufacturer.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Misty Zelent
mzelent@hayward.com
Source: Hayward Holdings, Inc.